As filed with the Securities and Exchange Commission on March 21, 2008

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

REGENCY CENTERS CORPORATION
(Exact Name of registrant as specified in its charter)

Florida	59-3191743
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Independent Drive, Suite 114, Jacksonville, Florida 32202
(Address of principal executive offices) (zip code)

Regency Centers
401(k) Profit Sharing Plan
(Full title of the Plan)

J. Christian Leavitt
Senior Vice President Executive Officer
10405 New Berlin Road
One Independent Drive, Suite 114
Jacksonville, Florida 32202
(904) 598-7000
(Name and address of agent for service)

Copy to:

Linda Y. Kelso, Esq.
Foley & Lardner LLP
One Independent Drive, Suite 1300
Jacksonville, Florida 32202
(904) 359-2000

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock,	100,000 shares	$61.395	$6,139,500	$241.28
$0.01 par value per share

        (1)      Plus such indeterminate number of additional shares as may become available for sale pursuant to the anti-dilution provisions contained in the Plan.

        (2)      Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the registration fee for the shares covered by this registration statement has been calculated using $61.395 per share, the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on March 18, 2008.

        In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Regency Centers 401(k) Profit Sharing Plan.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Incorporation of Documents by Reference.

        The following documents filed by Regency Centers Corporation (the “Company”) with the Securities and Exchange Commission are hereby incorporated herein by reference:

                (a)      The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

                (b)      The Company’s Current Reports on Form 8-K filed on January 7, 2008, February 19, 2008 and March 21, 2008.

                (c)      The description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s Form 8-A filed on August 30, 1993, including amendments or reports filed for the purpose of updating that description; and

        All documents subsequently filed by the Company or the Regency Centers 401(k) Profit Sharing Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 2.	Description of Securities.

Not Applicable.

Item 3.	Interests of Named Experts and Counsel.

Not Applicable.

Item 4.	Indemnification of Directors and Officers.

        The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

        The Company’s Bylaws provide that the registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company has entered into indemnification agreements with its directors and executive officers in which it has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

Item 5.	Exemption from Registration Claimed.

Not Applicable.

Item 6.	Exhibits.

        The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

        The undersigned registrant has submitted the Regency Centers (401k) Profit Sharing Plan as amended, to the Internal Revenue Service (“IRS”) in a timely manner and has made and will make all changes required by the IRS in order to qualify such plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 7.	Undertakings

        The undersigned hereby undertakes:

        (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)      That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Regency Centers 401(k) Profit Sharing Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 21st day of March, 2008.

REGENCY CENTERS CORPORATION
(Registrant)
/s/ Martin E. Stein
Martin E. Stein, Jr., Chairman of the Board and
Chief Executive Officer

SPECIAL POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints Martin E. Stein, Jr., Mary Lou Fiala, Bruce M. Johnson and J. Christian Leavitt, and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature)	(Title)	(Date)
/s/ Martin E. Stein	Chairman of the Board and	March 21, 2008
Martin E. Stein, Jr.	Chief Executive Officer
/s/ Mary Lou Fiala	Chief Operating Officer and	March 21, 2008
Mary Lou Fiala	Director

/s/ Bruce M. Johnson	Managing Director, Principal	March 21, 2008
Bruce M. Johnson	Financial Officer and Director
/s/ J. Christian Leavitt	Senior Vice President, Secretary,	March 21, 2008
J. Christian Leavitt	Treasurer and Principal
Accounting Officer
/s/ Raymond L. Bank	Director	March 21, 2008
Raymond L. Bank
/s/ C. Ronald Blankenship	Director	March 21, 2008
C. Ronald Blankenship
/s/ A.R. Carpenter	Director	February 20, 2008
A.R. Carpenter
/s/ J. Dix Druce, Jr.	Director	March 21, 2008
J. Dix Druce, Jr.
/s/ Douglas S. Luke	Director	March 21, 2008
Douglas S. Luke
/s/ John C. Schweitzer	Director	March 21, 2008
John C. Schweitzer
/s/ Thomas G. Wattles	Director	February 27, 2008
Thomas G. Wattles
/s/ Terry N. Worrell	Director	March 21, 2008
Terry N. Worrell

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Regency Centers 401(k) Profit Sharing Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, and the State of Minnesota, on this 13th day of February, 2008.

REGENCY CENTERS 401(k) PROFIT SHARING PLAN
By: WELLS FARGO BANK, NATIONAL
ASSOCIATION, as trustee of the Regency
Centers 401(k) Profit Sharing Plan
By: /s/ Tom Olson
Name: Tom Olson
Title: Vice President

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Regency Centers 401(k) Profit Sharing Plan
4.2	Amendatory Agreement #1 dated as of September 30, 2005 to Regency Centers 401(k) Profit Sharing Plan
4.3	Amendatory Agreement #2 dated as of January 30, 2007 to Regency Centers 401(k) Profit Sharing Plan
23.1	Consent of KPMG LLP
24	Powers of Attorney (included in signature pages)